Exhibit 10.7

MUTUAL GENERAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (the “Agreement”) is made and entered into by and between LNPR Group Inc., a Colorado corporation (the “Company”), on the one hand, and the party included and named on the signature page hereto (the “Shareholder”), on the other hand, as follows. Each of the Company and the Shareholder, a “Party,” and, together, the “Parties.”

RECITALS

WHEREAS, on January 14, 2019, Joseph Grimes was appointed as an officer and director of the Company;

WHEREAS, on January 29, 2019, the Company entered into an agreement with Mr. Grimes (the “Grimes Agreement”) pursuant to which Mr. Grimes would sell to the Company certain intellectual property owned by Mr. Grimes in exchange for Twenty-Five Million (25,000,000) shares of the Company’s Common Stock (the “Grimes Shares”) (a copy of the Grimes Agreement has been attached as Exhibit A hereto);

WHEREAS, on March 4, 2020, at Mr. Grimes’ direction, the Company issued the Grimes Shares to the individual and/or entity in the amount stated below:

• 300,000 shares to Peter Grimes.

WHEREAS, on April 20, 2021, Mr. Grimes resigned from all positions within the Company; and

WHEREAS, the Shareholder wishes to cancel previously-issued shares.

AGREEMENT

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the terms and mutual covenants contained herein, the Company and the Shareholder, intending to be legally bound, enter into this Agreement as follows:

1. Payment of Consideration by the Company to Mr. Grimes and Share Cancellations. In exchange for and in consideration of the Shareholder’s releases of all possible claims pertaining to the Grimes Agreement and the Grimes Shares, the Company shall allow Mr. Grimes to retain Three Hundred and Fifty Thousand (350,000) of the Twenty-Two Million (22,000,000) shares that were previously issued to Bodhisattva Investment Group on March 4, 2020 and are currently held by such entity. The remainder of the Grimes Shares shall be cancelled by the Company’s transfer agent.

2. General Release by the Shareholder. Upon execution of the Agreement, the Shareholder, on behalf of the Shareholder and its respective affiliates, agents, employees, officers, directors, parents, clients, attorneys, representatives, advisors, heirs, executors, administrators, predecessors, successors, insurers, accountants, investment advisors, or anyone acting on their behalf (the “Shareholder Parties”) hereby generally release the Company and their respective affiliates, agents, employees, officers, directors, parents, clients, attorneys, representatives, advisors, heirs, executors, administrators, predecessors, successors, investment funds, insurers, accountants, investment advisors, or anyone acting on their behalf (the “Company Parties”) from and against any and all claims, known or unknown, whether asserted or not, that the Shareholder Parties may have had against the Company Parties from the beginning of time until the date of execution of the Agreement. For the avoidance of doubt, the Shareholder Parties are not releasing the Company Parties from any obligations or duties owed under this Agreement.

3. Non-Disparagement. The Parties agree that they will not disparage or make any derogatory remarks about the Shareholder Parties or the Company Parties, respectively.

4. Attorneys’ Fees and Costs. The Parties each agree to bear their own costs and attorneys’ fees in connection with this Agreement and the other agreements and transactions contemplated hereby.

5. Governing Law. The validity, construction, interpretation, performance and enforcement of this Agreement, and all disputes arising out of this Agreement, shall be governed by Colorado law without regard to choice of law or conflicts of law principles.

6. Venue for Claims. The Parties agree that any claims brought by any Party relating to or arising out of the Agreement shall be brought in the State of Colorado.

7. Integration Clause. This Agreement constitutes and embodies the full and final agreement and understanding between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions regarding the same (including the Memorandum of Understanding dated April 21, 2021). The Parties all acknowledge that there are no representations, promises, warranties, conditions or obligations of the Parties not contained herein, and that the Parties have not executed this Agreement in reliance on any other representation, promise, warranty, condition or obligation.

8. Construction. Each Party and their respective counsel have taken part in the drafting and preparation of this Agreement, and therefore any ambiguity or uncertainty in this Agreement shall not be construed against any Party to it. To ensure the Agreement is not construed against any Party, the Parties expressly agree that any common law or statutory provision providing that an ambiguous or uncertain term will be construed against the drafting Party is waived and shall not apply to the construction of this Agreement.

9. No Oral Modifications. This Agreement may only be further modified, amended or supplemented by a subsequent writing executed by the Parties.

10. Authority to Execute. Each person whose signature appears on this Agreement warrants and guarantees that he, she, or it has been duly authorized and has full authority to execute this Agreement on behalf of the entity for which his or her signature appears.

11. Voluntary Execution. The Parties acknowledge that they have executed this Agreement voluntarily and without any duress or undue influence. The Parties further each acknowledge that they: (a) have had the opportunity to be represented and advised by counsel of their own choice in connection with the negotiation and execution of this Agreement; (b) have read this entire Agreement; (c) have had the opportunity to have this Agreement explained to them by counsel of their choice; and (d) have executed this Agreement solely on the basis of advice of their own counsel of choice and on the basis of their own independent investigation of the facts, laws and circumstances material to this Agreement. The Shareholder expressly acknowledges that Business Legal Advisors, LLC, has not provided representation to it in connection with this Agreement or the transactions contemplated hereby.

12. Disclosure. This Agreement or its terms may only be disclosed if such disclosure is required: (a) in response to an order or subpoena of a court of competent jurisdiction or as required by law, in which event immediate written notice shall be given to all other Parties sufficiently prior to production to permit a challenge to any such order/subpoena; (b) in response to an inquiry or order issued by a state or federal agency of competent jurisdiction, in which event immediate written notice shall be given to all other Parties; (c) to the Parties’ respective legal, tax and financial advisors, (d) to the extent necessary to report to appropriate regulatory authorities and in other related dealings with regulatory authorities; (e) to the extent necessary to report income to appropriate taxing authorities and in other related dealings with taxing authorities; (f) by the Company, as a public company, by public disclosure of the Agreement and the terms of the Agreement, or (g) in connection with any litigation/arbitration between any of the Parties hereto regarding enforcement or interpretation of this Agreement.

13. Further Documents. The Parties shall execute any and all documents that may be reasonably necessary to effectuate the terms of this Agreement, including but limited to the following:

a. Hold Harmless - Recission document executed by the Shareholder, attached hereto as Exhibit B.

14. Return of Original Share Certificates and Payment of Transfer Agent Fees. Along with the documents referenced in Section 13 above, the Shareholder shall return the original share certificate to the transfer agent (if any). The Company shall be responsible for all fees associated with each share cancellation ($25 per each share cancellation).

15. Binding on Successors and Assigns. The terms, covenants, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, predecessors, executors, trusts, guardians ad litem, agents, representatives, heirs, affiliated corporations and entities, and assigns.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17. Effectiveness. This Agreement shall become effective and binding immediately upon its execution by all signatories.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Mutual Release and Settlement Agreement to be executed and delivered on the respective day and year set forth below.

THE COMPANY	LNPR Group Inc.

Date: February 23, 2022	By: /s/ Paul Falconer
Paul Falconer, CEO

THE SHAREHOLDER:

Date: February 23, 2022	/s/ Peter Grimes
Peter Grimes, an Individual

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EXHIBIT A

Asset Purchase Agreement dated January 29, 2019

[To Be Attached]

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EXHIBIT B

Hold Harmless – Recission

[To Be Attached]

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